Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LCC International, Inc. and subsidiaries:
     We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333-40702 and No. 333-97835) on Form S-8 of LCC International, Inc. of our reports dated March 11, 2005, except as to Note 1, which is as of November 22, 2005, with respect to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2004 (restated) and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, and our report dated March 11, 2005, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Report (as restated), which are as of November 22, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of LCC International, Inc.
     Our report dated March 11, 2005, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of November 22, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that LCC International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its restated assessment the following material weaknesses as of December 31, 2004:
•	A lack of an appropriate and comprehensive review of the accounting fixed-price customer contracts accounted for under the percentage-of-completion method. Specifically, there was not an effective review of the performance status of fixed-price contracts by personnel with sufficient knowledge of the related project to determine the appropriate percentage-of-completion to be applied in recording revenues.

•	A lack of adequate policies and procedures to identify the terms and conditions of customer contracts that impact the accounting for such contracts and a lack of oversight and review of the accounting for such contracts to ensure that such contracts are accounted for in accordance with generally accepted accounting principles.
KPMG LLP
McLean, Virginia
November 22, 2005